Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)

of

PHARMERICA CORPORATION

at

$15.00 Net Per Share

by

PHILADELPHIA ACQUISITION SUB, INC.,

a wholly owned subsidiary of

OMNICARE, INC.

The Offer and withdrawal rights will expire at 12:00, midnight, New York City time, on Tuesday, October 4, 2011, unless the Offer is extended.

September 7, 2011

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

        We have been engaged by Philadelphia Acquisition Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Omnicare, Inc., a Delaware corporation ("Omnicare"), and Omnicare to act as Dealer Manager in connection with Purchaser's offer to purchase (1) all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of PharMerica Corporation, a Delaware corporation ("PharMerica"), and (2) the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of PharMerica (the "Rights") issued pursuant to the Rights Agreement, dated as of August 25, 2011 (the "Rights Agreement"), between PharMerica and Mellon Investor Services LLC, as Rights Agent, at a price of $15.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated September 7, 2011 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references herein to the "Shares" shall be deemed to include the associated Rights, and all references herein to the "Rights" shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

        Certain conditions to the Offer are described in the Introduction to and Section 14 of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

          1.     Offer to Purchase dated September 7, 2011;

          2.     Letter of Transmittal to be used by stockholders of PharMerica in accepting the Offer (photocopies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

          3.     A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          4.     Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates (as defined below) are not immediately available or if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach Wells Fargo Bank, N.A. (the "Depositary") by the Expiration Date;

          5.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 included in the Letter of Transmittal; and

          6.     Return envelope addressed to Wells Fargo Bank, N.A., as Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00, MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 4, 2011, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for Shares (together with the certificates evidencing the corresponding Rights in the event the Distribution Date (as defined in Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions" of the Offer to Purchase) shall have occurred, the "Share Certificates"), or a timely Book-Entry Confirmation (as defined in Section 2—"Acceptance for Payment and Payment" of the Offer to Purchase) of the book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company ("Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (2) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment" of the Offer to Purchase) in connection with a book-entry transfer effected pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase and (3) any other documents required by the Letter of Transmittal.

        If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Neither Purchaser nor Omnicare will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, Information Agent (as defined in "Introduction" of the Offer to Purchase) and Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser, upon request, for customary clerical and mailing expenses incurred by you in forwarding the enclosed Offer materials to your customers.

        Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                      Very truly yours,

                      GOLDMAN, SACHS & CO.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, OMNICARE, PHARMERICA, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.